Exhibit 4.6
SHANDA LITERATURE CORPORATION
SERIES A-2 PREFERENCE SHARES SUBSCRIPTION AGREEMENT
This SERIES A-2 PREFERENCE SHARES SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of December 6, 2010 between Shanda Literature Corporation, a company incorporated under the laws of the Cayman Islands (the “Company”), and Shanda Investment Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Investor”).
RECITALS
WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain Series A-2 Preference Shares of the Company as set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:
AGREEMENT
     1. DEFINITIONS.
          1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:
          “Action” shall mean any action, suit, proceeding, claim, arbitration or investigation.
          “Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
          “Amended and Restated Memorandum and Articles of Association” shall mean the Amended and Restated Memorandum and Articles of Association of the Company, as may be amended from time to time.
          “Board” shall mean the Board of Directors of the Company.
          “Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the PRC.
          “Class A Ordinary Shares” shall mean the Company’s ordinary shares, par value US$0.01 per share, with rights, preferences, privileges and obligations set forth in the Amended and Restated Memorandum and Articles of the Company.
          “Control” with respect to any third party, shall have the meaning ascribed to it in Rule 405 under Securities Act, and shall be deemed to exist for any party (a) when such party holds at least twenty percent (20%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, or (b) when such party has power to direct the management and policies or appoint or remove members of the board of directors or other governing body of such third party, directly or indirectly, whether through the ownership of voting securities, contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

          “Conversion Shares” shall mean Class A Ordinary Shares issuable upon conversion of the Purchased Shares (as defined below).
          “Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.
          “Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company, a corporation, an association, a trust, a joint venture on unincorporated organization and any government organization or authority.
          “PRC” shall mean the People’s Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.
          “Qualified IPO” shall mean a firm commitment public offering of the Ordinary Shares on The Stock Exchange of Hong Kong Limited (Main Board or Growth Enterprise Market Board), NASDAQ or any other major international stock exchange approved by holders of at least fifty percent (50%) of the issued and outstanding Preference Shares, voting as a single class on an as converted basis at the then effective conversion ratio for such Preference Shares, at a listing price that implies a total market capitalization of not less than US$300,000,000 at the time of the listing and aggregate gross proceeds to the Company being at least US$30,000,000 (net of underwriters discounts and commissions).
          “Securities Act” means the United States Securities Act of 1933, as amended from time to time.
          “Series A-1 Preference Shares” shall mean the Company’s Series A-1 Preference Shares, par value US$0.01 per share, with rights, preferences, privileges and obligations set forth in the Amended and Restated Memorandum and Articles of Association.
          “Series A-2 Preference Shares” shall mean the Company’s Series A-2 Preference Shares, par value US$0.01 per share, with rights, preferences, privileges and obligations set forth in the Amended and Restated Memorandum and Articles of Association.
          “Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (a) any company, partnership or other entity (i) more than 50% of whose shares or other interests entitled to vote in the election of directors or (ii) more than a 50% interest in whose profits or capital are owned or controlled directly or indirectly by the subject entity or through one or more intermediaries, (b) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP, or (c) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity or appoint or remove members of the board of directors or other governing body of that entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise.
          “US GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time and applied on a consistent basis.
          1.2 Exhibits. The following exhibits are a part of this Agreement:

Exhibit A:	key provisions of the Series A-2 Preference Shares

     2. AGREEMENT TO PURCHASE AND SELL SERIES A-2 PREFERENCE SHARES.
          2.1 Agreement to Purchase and Sell Series A-2 Preference Shares. Subject to the terms and conditions hereof, at the Closing (as defined below), the Company shall issue and sell to the Investor, and the Investor shall subscribe for and purchase from the Company, an aggregate amount of Series A-2 Preference Shares set forth in Exhibit A at a price as set forth in Exhibit A (such Series A-2 Preference Shares, the “Purchased Shares”).
          2.2 Payment. At the Closing, the Investor shall pay the purchase price for the Purchased Shares by wire transfer of immediately available funds to an account designated in writing by the Company to the Investor, with delivery of such account information to the Investor to be made at least seven (7) business days prior to the Closing.
     3. CLOSING; DELIVERY.
          3.1 Closing. The purchase and sale of the Purchased Shares shall be consummated at a closing (the “Closing,” and the date thereof, the “Closing Date”) to be held at the offices of the Investor, No. 208, Juli Road, Pudong New Area, Shanghai, P.R.C on the Closing Date, provided that (i) all conditions applicable to the Closing in Section 6 have been satisfied, or if not all conditions are satisfied, after such conditions have been waived in writing by the Investor and (ii) all conditions applicable to the Closing in Section 7 have been satisfied, or if not all conditions are satisfied, after such conditions have been waived in writing by the Company.
          3.2 Deliveries. At the Closing or other later time consented to by the Investor, the Company will deliver the following items to the Investor:
               (a) an original share certificate issued to the Investor representing the Purchased Shares;
               (b) a copy of the register of members of the Company, duly updated as of the Closing Date and giving effect to the issuance of the Purchased Shares contemplated hereby and certified by a director or the secretary of the Company to be a true and complete copy thereof;
               (c) a copy of the Amended and Restated Memorandum and Articles of Association which includes the terms set forth in Exhibit A, duly adopted by the Company; and
               (d) the Board and shareholder resolutions of the Company authorizing and approving the transactions contemplated herein.
     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
          Unless specifically indicated otherwise, the Company hereby represents and warrants to the Investor that the statements in this Section 4 are all true, correct and complete as of the date of this Agreement and as of the Closing Date. The Company acknowledges that the Investor is relying on such representations and warranties in connection with its purchase of the Purchased Shares.

          4.1 Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, assets, liabilities, property, business, prospects or operations.
          4.2 Due Authorization. All corporate action of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance by the Company of its obligations hereunder and under all other ancillary agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, including but not limited to the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. This Agreement is valid and binding obligations of the Company, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
          4.3 Capitalization.
               (a) As of the date hereof, the authorized share capital of the Company consists of the following:
                    (i) Authorized Share Capital. A total of 1,000,000,000 authorized ordinary shares, of which 488,686,850 shares are designated as Class A Ordinary Shares and 500,000,000 shares are designated as Class B Ordinary Shares and 3,916,393 shares are designated as Series A-1 Preference Shares and 7,396,757 shares are designated as Series A-2 Preference Shares.
                    (i) Outstanding Shares. 250,000,000 Class A Ordinary Shares and 3,916,393 Series A-1 Preference Shares are issued and outstanding.
               (b) On the Closing immediately after the issuance of the Purchased Shares pursuant to Section 2, the authorized share capital of the Company will consist of the following:
                    (i) Authorized Shares Capital. A total of 1,000,000,000 authorized ordinary shares, of which 488,686,850 shares are designated as Class A Ordinary Shares, 500,000,000 shares will be designated as Class B Ordinary Shares, 3,916,393 shares are designated as Series A-1 Preference Shares and 7,396,757 shares are designated as Series A-2 Preference Shares.

                    (ii) Outstanding Shares. 250,000,000 Class A Ordinary Shares, 3,916,393 Series A-1 Preference Shares and 7,396,757 Series A-2 Preference Shares are issued and outstanding
          4.4 Valid Issuance of Shares.
               (a) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any liens. The Conversion Shares will be duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Amended and Restated Memorandum and Articles of Association, will be duly and validly issued, fully paid and non-assessable and free of any liens.
               (b) All presently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable and free of any liens except as disclosed in this Agreement, and such capital shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the Securities Act to the extent applicable, and all other antifraud and other provisions of applicable securities laws and regulations.
               4.5 Disclosure. No representation or warranty by the Company in this Agreement or in any written statement or certificate furnished or to be furnished to the Investor pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in a material way. The Company has fully provided the Investor with all the information that the Investor has requested in writing for deciding whether to purchase the Purchased Shares, and the Conversion Shares upon conversion of the Purchased Shares.
               4.6 Laws. To the best knowledge of the Company, the offer and sale of the Purchased Shares and the issuance of the Conversion Shares upon conversion of the Purchased Shares to the Investor pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and does not violate or breach or result in a violation or breach of any other applicable laws or regulations.
               4.7 No Litigation. To the best knowledge of the Company, no Action have been threatened or instituted against the Company seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement.

     5. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.
          The Investor hereby represents and warrants to the Company as follows as of the date of this Agreement and as of the Closing Date:
          5.1 Organization; Good Standing; Authorization. The Investor is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment. The Investor has full power and authority to enter into this Agreement, which, when executed and delivered by the Investor, will constitute a valid and legally binding obligation of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
          5.2 Purchase for Own Account. The Investor intends to acquire and will be acquiring the Purchased Shares, and the Conversion Shares upon conversion of the Purchased Shares, for its own account, not as a nominee or agent. By executing this Agreement, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any Purchased Shares or Conversion Shares.
     6. CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT THE CLOSING.
          The obligation of the Investor to purchase the Purchased Shares at the Closing is, unless otherwise waived in writing by the Investor, subject to the fulfillment to the satisfaction of the Investor on or prior to the Closing Date, of the conditions as set forth in this Section 6.
               (a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 hereof shall be true and correct and complete with respect to the subject covered therein when made, and shall be true and correct and complete as of the date of the Closing, with the same force and effect as if they had been made on and as of such date.
               (b) Performance of Obligations. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.
               (c) Due Diligence. The Investor shall have completed its due diligence investigation of the Company and any corrective items identified by the Investor in writing shall have been corrected and the results of the due diligence investigation, including without limitation, the information contained in the financial statements, shall be satisfactory to the Investor.
               (d) Consents and Waivers; Governmental Authorizations. The Company shall have obtained any and all consents and waivers and government authorizations necessary or appropriate for consummation of the transactions contemplated by this Agreement.

               (e) No Material Change. There shall have been no material adverse change to the business operation of the Company.
               (f) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
     7. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.
          The obligation of the Company to issue and sell the Purchased Shares to the Investor at the Closing is subject to the fulfillment to the Company’s satisfaction on or prior to the Closing of the following conditions, unless otherwise waived in writing by the Company:
          7.1 Representations and Warranties Correct. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct and complete with respect to the subject covered therein when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.
          7.2 Performance of Obligations. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.
     8. COVENANTS OF THE COMPANY.
          The Company hereby covenants to the Investor as follows:
          8.1 Use of Proceeds. Except for the payment of reasonable expenses incurred in connection with this Agreement, the Company shall use the entire proceeds from the sale of the Purchased Shares for normal business expansion, mergers and acquisitions, and general working capital of the Company and its Subsidiaries.
          8.2 Additional Covenants.
               (a) Conduct of Business. Except as required by this Agreement, no resolution of the directors, owners, members, joint ventures, or shareholders of the Company shall be passed nor shall any contract or commitment be entered into prior to the Closing without the written consent of the Investor, except that the Company may carry on its businesses in the same manner as heretofore and may pass resolutions and enter into contracts and commitments in the ordinary course of business and consistent with past practice. The Company will use best efforts to renew existing operating licenses or acquire new operating licenses when the existing ones expire.
               (b) Further Assurances. The Company and the Investor shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

          8.3 Notice of Certain Events. If at any time before the Closing, the Company comes to know of any fact or event which:
               (a) is in any way materially inconsistent with any of the representations and warranties in Section 4;
               (b) suggests that any material fact warranted hereunder may not be as warranted or may be misleading; or
               (c) might affect the willingness of a prudent investor to purchase the Purchased Shares on the terms contained in this Agreement or the amount of the consideration which such investor would be prepared to pay for the Purchased Shares, then the Company shall immediately notify the Investor in writing, describing the fact or event in reasonable detail.
          8.4 Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Series A-2 Preference Shares such number of Class A Ordinary Shares or other shares of the Company as are from time to time issuable upon conversion of the Series A-2 Preference Shares and, from time to time, will take all steps necessary to increase its authorized share capital to provide for sufficient number of Class A Ordinary Shares issuable upon conversion of the Series A-2 Preference Shares.
     9. CONFIDENTIALITY AND NON-DISCLOSURE.
          9.1 Disclosure of Terms. The terms and conditions of this Agreement and all exhibits and schedules attached hereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.
          9.2 Permitted Disclosures. The Company may disclose the existence of the transactions contemplated hereby, including the Investor’s investment in the Company, solely to its investors, investment bankers, lenders, accountants, legal counsel, employees and bona fide prospective investors, in each case only where such persons or entities are under appropriate nondisclosure obligations. The Company may disclose the fact that the Investor is an investor in the Company to other third parties only with the written consent of the Investor. The Investor may disclose the amount or terms of its investment to any person or in a press release or other public announcement at its option, in which case the Company may disclose any information disclosed in such press release or public announcement.
          9.3 Legally Compelled Disclosure. In the event that the Company is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any of the terms hereof in contravention of the provisions of this Section 9, the Company (the “Disclosing Party”) shall provide the Investor (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded for such information to the extent reasonably requested by any Non-Disclosing Party.

     10. MISCELLANEOUS.
          10.1 Governing Law. This Agreement shall be governed in all respects by the laws of Hong Kong, without regards to conflicts of law principles.
          10.2 Survival. The representations and warranties made herein shall survive any due diligence investigation made by any party hereto and shall survive for a period of three (3) years after the Closing. The covenants and agreements made herein shall survive indefinitely.
          10.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may be assigned by the Investor to any Affiliate of the Investor, but not to any other person, without the written consent of the Company. The Company may not assign its rights or delegate its obligations under this Agreement without the written consent of the Investor.
          10.4 Entire Agreement. This Agreement and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties hereto with regard to the subjects hereof and thereof.
          10.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in English, in writing, and shall be conclusively deemed to have been duly given: (a) when hand delivered to the other party, upon such delivery; (b) when sent by facsimile at the number set forth below, upon successful transmission report being generated by sender’s machine; or (c) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.
To the Company:
Shanda Literature Corporation
No. 35 Boxia Road
Pudong New Area
Shanghai 201203, People’s Republic of China
Attn: Xiaodong Liang
Facsimile No.: (8621) 61870501

To the Investor:
Shanda Investment Holdings Limited
No. 208 Juli Road
Pudong New Area
Shanghai 201203, People’s Republic of China
Attn: Grace Wu
Facsimile No.: (8621) 50805132
          Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed pursuant hereto, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.5 by giving the other party written notice of the new address in the manner set forth above.
          10.6 Amendments and Waivers. Any provision of this Agreement may be amended only by written consent of all parties hereto and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) as to any party only with the prior written consent of such party. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach of default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
          10.7 Delays or Omissions; Remedies. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default by any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.
          10.8 Finder’s Fees. Each party (a) represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.
          10.9 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement and all other ancillary agreement are entered into in English only. Any Chinese translation of this Agreement is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof. Each party to this Agreement acknowledges that it has consulted with legal counsel with respect to the English version of this Agreement and that it fully understands its terms.

          10.10 Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.
          10.11 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.
          10.12 Dispute Resolution.
               (a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.
               (b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) then in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (A) the arbitration tribunal shall consist of one arbitrator to be appointed according to the UNCITRAL Rules; (B) the language of the arbitration shall be English, (C) notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against the Investor, and (D) the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
          10.13 Language of Performance. All notices, communications, and proceedings relating to the transactions contemplated by this Agreement and the exercise or performance of the parties’ respective rights and duties hereunder shall be in the English language.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.
COMPANY
SHANDA LITERATURE CORPORATION

By	/s/ Xiaodong Liang
	Print Name:	Xiaodong Liang
Title: Chief Financial Officer

INVESTOR:
SHANDA INVESTMENT HOLDINGS LIMITED.

By	/s/ Grace Wu
	Print Name:	Grace Wu
Title: Chief Financial Officer

Signature Page To Series A-2 Preference Shares Purchase Agreement

EXHIBIT A
KEY PROVISIONS OF THE SERIES A-2 PREFERENCE SHARES

Original Issue Date	Original Issue Price	Aggregate Number of Shares	Consideration
	US$1.98	7,396,757	US$14,645,577
Dividends:
- The holders of the Series A-2 Preference Shares shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board, cash dividends at the rate of 2.40% of the Series A-2 Preference Share issue price per annum prior and in preference to the ordinary shareholders or any other class of shareholders.
- After the foregoing accrued dividend preference of the Series A-2 Preference Shares has been paid in full for all prior full calendar years, the holders of the Series A-2 Preference Shares shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-converted basis.
Liquidation preference:
- Upon the occurrence of a “Liquidation Event”, before any distribution or payment to the holders of the Ordinary Shares, an amount shall be paid to each holder of Series A-2 Preference Shares with respect to each Series A-2 Preference Share then held by such holder equal to 100% of its Original Issue Price, as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions, plus all dividends accrued or declared and unpaid with respect thereto (collectively, the “Preference Share Liquidation Preference”).
After the payment of the Preference Share Liquidation Preference, the holder of Series A-2 Preference Shares shall be entitled to receive on a pro rata basis with the holders of the Ordinary Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon on an as-converted basis.
“Liquidation Event” means (i) a sale, leasing, conveyance or disposition of all or substantially all of the assets of the Company and its Subsidiaries as a whole, (ii) an exclusive licensing (at fair market value) of all or substantially all of the intellectual property of the Company and its subsidiaries as a whole to any third party, or (iii) a consolidation or merger of the Company or any of its major Subsidiaries with or into any other company or companies in which the members/shareholders of the Company or such Subsidiary (as the case may be) immediately prior to such event do not retain a majority of the voting power in the surviving company.
Conversion rights:
- The Series A-2 Preference Shares are convertible into the Class A Ordinary Shares at an initial conversion ratio of 1:1 at any time after the original issuance date. Such initial conversion ratio shall be subject to adjustment as provided in the Amended and Restated Memorandum and Articles of Association of the Company.
Voting rights:
- Each holder of Series A-2 Preference Shares shall be entitled to the number of votes equal to that number of Class A ordinary Shares into which such Series A-2 Preference Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Amended and Restated Memorandum and Articles of Association, and shall be entitled to vote, together with holders of Class A Ordinary Shares and holders of Class B Ordinary Shares and not as a separate class (except as specifically provided herein or as otherwise required by law), with respect to any question upon which holders of Class A Ordinary Shares and holders of Class B Ordinary Shares have the right to vote.
Redemption right:
- If the Company has not consummated a Qualified IPO prior to the June 30, 2012(the “Redemption Start Date”), at any time commencing on the Redemption Start Date and subject to the Securities Act, at the option of the holders of at least a majority of the Series A-2 Preference Shares then outstanding, voting as a single class, the Company shall, on a date (the “Redemption Date”) no later than ten 10 business days after the notification by such holders, redeem all, but not less than all, of the Series A-2 Preference Shares out of funds legally available therefor, at a redemption price per Series A-2 Preference Share (the “Redemption Price”) equal to:

IP x (1 + (2.40% x N)) + X, where IP = applicable Original Issue Price; and N = a fraction the numerator of which is the number of calendar days between the Original Issue Date, as applicable, and the Redemption Date and the denominator of which is 365; and X is equal to all declared but unpaid dividends per Series A -2 Preference Share thereon up to the Redemption Date, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.